UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) February 12, 2010

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code    (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Entry into Material Definitive Agreement

On February 12, 2010, the Company entered into an Amended and Restated Credit Agreement by and among Photronics, Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A. in its capacity as Administrative Agent for itself and the other lenders and as Collateral Agent and RBS Citizens, National Association as Syndication Agent (the “Credit Agreement”). The Credit Agreement was originally entered into on June 6, 2007 and was previously amended on April 25, 2008, October 31, 2008, December 3, 2008 and December 12, 2008, May 15, 2009, June 8, 2009, September 2, 2009 and October 26, 2009. The Credit Agreement is a three year revolving credit facility in the amount of $50 million with an expansion capability up to $65 million. The Credit Agreement provides for reduced interest rates and covenant amendments collectively to the benefit of the Company. The interest rates were reduced by (i) the elimination of PIK and (ii) lowering the interest rate spread. The covenants were amended by (i) deleting the Maximum Senior Leverage Ratio and (ii) the Minimum EBITDA requirement as well as by amending (i) the Total Leverage Ratio, (ii) the Minimum Fixed Charge Coverage Ratio, and the (iii) Maximum Capital Expenditures covenant collectively to the benefit of the Company. Each of the above referenced covenants is defined in the Credit Agreement. The Credit Agreement also provides that the Commitments will be collateralized and guaranteed by certain U.S. assets and the Company entered into an Amended Security Agreement, Amended Pledge Agreements and will enter into Amended Mortgages.

Item 9.01.		Financial Statements and Exhibits
(d)	Exhibits
	99.1	Amended and Restated Credit Agreement dated as of February 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE:	February 16, 2010	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

PHOTRONICS, INC.